Exhibit 99.1

iMergent Reports Fourth Quarter and Year-end Fiscal 2008 Financial Results

- Company posts sequential increases in revenue and NDVCW -

- Repurchased $1.6 million in common stock for the quarter and $26.3 million from the plan’s inception to date -

- Company provides fiscal 2009 guidance -

OREM, Utah--(BUSINESS WIRE)--iMergent, Inc., (AMEX:IIG) a leading provider of eCommerce software for small businesses and entrepreneurs, reported financial results for its fiscal fourth quarter and fiscal year ended June 30, 2008.

Don Danks, chief executive officer of iMergent, stated, “Fourth quarter results are in line with our expectations and improved sequentially. Compared to the third quarter, fourth quarter revenue grew 6% and Net Dollar Volume of Contracts Written increased 7%. In addition, close rates grew from 29% in the third quarter to 31% in the fourth quarter and average selling price rose from $5,000 in the third quarter to $5,500 in the fourth quarter. Our StoresOnline™ Express rollout continues to perform well and complements StoresOnline Pro. We are encouraged by the positive impact of our adjusted business model.

“During the past six months, we have worked diligently to refine our new business model and resolve outstanding legal concerns. We have entered agreements in six states including Florida. We continue to work on resolving the remaining legal issues. As a consequence of settlements we have entered or expect to enter with these states, we have recognized $1.1 million of legal expenses and settlement fees. Also, revenue was negatively impacted by $724,000 for historical and estimated refunds to customers associated with all resolved and outstanding legal matters during the fourth quarter of fiscal 2008. We do not expect this level of legal and settlement expenses to continue in fiscal 2009.”

Fiscal Fourth Quarter: 2008 Compared to 2007

During the three months ended June 30, 2008, the company held 222 workshops, including 65 internationally, compared to 333 workshops, including 70 internationally, in the same quarter of last year.

  Revenues for the fourth quarter of fiscal 2008 were $29.1 million net of customer refunds of $724,000 associated with legal settlements, compared to $44.3 million net of customer refunds of $270,000 associated with legal settlements for the fourth quarter of fiscal 2007, reflecting the lower number of workshops.
  Net Dollar Volume of Contracts Written was $28.4 million for the fourth quarter of fiscal 2008, compared to $46.2 million for the fourth quarter last year.
  Total operating expenses were $29.6 million for the fourth quarter of fiscal 2008 including $1.1 million in legal expenses, compared to $38.2 million for the fourth quarter last year, including $332,000 in legal expenses.
  Other income was $2.2 million for the fourth quarter of fiscal 2008, which included $2.0 million in interest income, compared to $2.5 million of other income for the fourth quarter last year, which included $2.2 million in interest income.
  For the fourth quarter of fiscal 2008, net income was $554,000, or $0.05 per diluted common share. This compares to net income of $5.3 million, or $0.41 per diluted common share in the same quarter last year.
  Cash provided by operating activities was $3.4 million for the fourth quarter of fiscal 2008, compared to $8.5 million for the same period in 2007.

Full Year Ended June 30: 2008 Compared to 2007

During the year ended June 30, 2008, the company held 1,028 workshops, including 184 internationally, compared to 1,193 workshops, including 264 internationally, during the year ended June 30, 2007. Revenues for the year ended June 30, 2008 were $128.0 million net of customer refunds associated with legal settlements totaling $1.0 million, compared to $151.6 million for the year ended June 30, 2007, reflecting the lower number of workshops. Net Dollar Volume of Contracts Written was $128.8 million for fiscal year 2008, compared to $165.3 million for the previous year. For the year ended June 30, 2008, legal expenses were $2.7 million and net income was $3.1 million, or $0.26 per diluted common share. For the year ended June 30, 2007, legal expenses were $1.8 million and net income was $24.0 million, or $1.87 per diluted common share.

As of June 30, 2008, cash and cash equivalents were $26.2 million, net trade receivables were $38.6 million, working capital was $20.6 million, and working capital excluding deferred revenue was $53.4 million.

“We continue to be committed to increasing value for our stockholders. During the quarter and year ended June 30, 2008, we repurchased 128,837 and 948,297 shares of our common stock for $1.6 million and $12.6 million, respectively. Since the repurchase program’s commencement in August 2006, over 1,603,000 shares were purchased for $26.3 million. In addition, during the year we paid $5.1 million in dividends,” Danks added.

Outlook

“Looking ahead, we enter fiscal 2009 with increased clarity of our business practices and a stronger business model with leaner and more effective sales teams and improved marketing. Our marketing programs begin months in advance of our previews and workshops, and to date in the first quarter of fiscal 2009, preview demand increased due to our marketing and advertising efforts. We are adjusting our infrastructure to more effectively accommodate more potential customers, and we anticipate adding a sales team in the third fiscal quarter. We expect the impact of these initiatives to grow revenue in the second half of the year. Also we believe we will begin to once again reap the benefits of our operating leverage and increase our profitability in fiscal 2009,” concluded Danks.

The company reduced workshop teams by 33% and introduced its new business model in late December 2007. As such, during the first half of fiscal 2009 the company will have two-thirds of the workshops teams compared to the same period last year, and management expects revenue and Net Dollar Volume of Contracts Written in the first half of fiscal 2009 to decrease 15% to 20% compared to the same period of fiscal 2008. However, during the second half of fiscal 2009, the company believes it will have a comparable business model to the second half of fiscal 2008, and management expects revenue and Net Dollar Volume of Contracts Written for the second half of fiscal 2009 will grow up to 10% compared to the same period of fiscal 2008.

Conference Call

The company is hosting a conference call today at 1:30 p.m. PT (4:30 p.m. ET). The conference call will be broadcast live over the Internet at www.imergentinc.com. If you do not have Internet access, the telephone dial-in number is 800-639-0297 for domestic participants and 706-634-7417 for international participants. Please dial in five to ten minutes prior to the beginning of the call at 1:30 p.m. PT (4:30 p.m. ET). A telephone replay will be available three hours after the call through September 8, 2008 by dialing 800-642-1687 for domestic callers or 706-645-9291 for international callers and entering access code 60268194.

Safe Harbor Statement

The statements made in this press release regarding iMergent's (1) fourth quarter results being in line with expectations and improving sequentially, (2) close rates growing in the fourth quarter and average selling price rising in the fourth quarter, (3) StoresOnline™ Express rollout continuing to perform well and complementing StoresOnline Pro, (4) expectation of continuing to have positive impact of Express and Pro on the business model, (5) continuing to work diligently to refine its new business model and resolving legal concerns, (6) successfully resolving remaining legal issues, (7) accruing $1.1 million of legal expenses and settlement fees for settlements we have or expect to enter, (8) revenue being negatively impacted by $724,000 for historical and estimated refunds to customers, and the expectation that this level of legal related expenses will not continue in fiscal 2009, (9) continuing to be committed to increasing value for stockholders, (10) entering fiscal 2009 with increased clarity of business practices and a stronger business model with leaner and more effective sales teams and improved marketing, (11) preview demand increasing due to marketing and advertising efforts, (12) adjusting its infrastructure to more effectively accommodate more people, (13) anticipation of adding a sales team in the fiscal third quarter, (14) having the impact of its initiatives grow revenue in the second half of fiscal 2009, (15) reaping the benefits of operating leverage and increasing profitability in fiscal 2009, (16) expectation that revenue in the first half of fiscal 2009 will be lower compared to the same period of fiscal 2008, (17) expectation that revenue for the second half of fiscal 2009 will be higher compared to the same period of fiscal 2008, (18) expectation that full year fiscal 2009 revenue and Net Dollar Volume of Contracts Written to decrease between 10% and 15% from the full year fiscal 2008 results of $128.0 million and $128.8 million, respectively and other statements that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are based on the current expectations and beliefs of the management of iMergent and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, without limitation, the Company's ability to execute on its plans and expectations; the Company properly estimating customer returns and cash collections on financed contracts; the Company's ability to continue to evaluate and find ancillary products; the Company's ability to offer best solutions to its customers; the Company's ability to maintain a very solid customer base; the Company's ability to have profitable long-term relationships with its customers; that the market for the Company's products will continue to grow; whether regulatory authorities will bring future actions against the Company; the success of StoresOnline Express™; the ability to upgrade customers from Express, the viability of the StoresOnline Express model; the ability to increase the number of workshops; the ability to properly market the products; the ability to expand operating margins; the fluctuations in the Company's operating results because of negative publicity, seasonality, competition, economic conditions and other factors; the adverse impact of international or domestic regulatory developments affecting the internet or the Company's business; the effect of competitive and economic factors and the Company's reaction to them; possible disruption in commercial activities caused by terrorist activity and armed conflicts; changes in logistics and security arrangements; reduced purchases relative to security expectations; possible disruption in commercial activity as a result of natural disasters or major health concerns including epidemics; continued competitive pressures in the marketplace; the ability of the Company to successfully evolve its products; costs of and developments in the Company's pending litigation and investigations; the Company's ability to generate revenue and profits from current strategic partnerships; the Company's ability to generate positive cash flows from operating activities; the ability to sell receivables; the continued ability of the Company to repurchase its common shares and what effect those transactions may have on cash and liquidity; the Company's ability to expand current markets and develop new markets and establish profitable strategic partnerships; the Company's ability to continue to finance extended payment term arrangement customer contracts; whether there is continual demand for the Company's products and services in its target market of small businesses and entrepreneurs for assistance in establishing websites; that the Company can successfully adjust its product financing policy, and that such adjustments to the policy will not negatively impact business or revenues; that the Company is able to leverage its business; that the Company does improve margins and can continue to improve margins; that new products and initiatives in the pipeline will be implemented; that new products and initiatives, if implemented, will improve the customer base and margins of the Company; that the Company can broaden its training and education programs as well as offer new products and solutions; that if the Company is able to broaden its training and education programs as well as offer new products and solutions that such actions will have a positive impact on the Company, its customers, its customer relationships, its margins or revenues; and, that the growth strategy undertaken by the Company will be successful. For a more detailed discussion of risk factors that may affect iMergent's operations, please refer to the Company's Form 10-K for the year ended June 30, 2008. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such forward-looking statements, except as required by law.

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business products or ideas via the Internet. Headquartered in Orem, Utah, the company sells its proprietary StoresOnline software and training services, which help users build successful Internet strategies to market products, accept online orders, analyze marketing performance, and manage pricing and customers. In addition to software, iMergent offers website development, web hosting and marketing products. iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs as well as offers StoresOnline Express for sale. These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and sells upgrades to StoresOnline Pro and StoresOnline Platinum. iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.

Tables to Follow –

iMERGENT, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	June 30, 2008	June 30, 2007
Assets

Current assets:
Cash and cash equivalents	$26,184	$36,859
Trade receivables, net of allowance for doubtful accounts of $13,797 as of June 30, 2008 and $11,904 as of June 30, 2007	28,723	26,814
Note receivable	-	1,000
Income taxes receivable	793	295
Inventories	627	427
Deferred income tax assets	3,891	6,349
Prepaid expenses and other	3,849	4,156
Total current assets	64,067	75,900

Certificate of deposit	500	500
Available for sale securities	3,800	-
Long-term trade receivables, net of allowance for doubtful accounts of $4,786 as of June 30, 2008 and $5,610 as of June 30, 2007	9,845	12,096
Property and equipment, net	1,672	1,786
Deferred income tax assets	4,385	4,387
Intangible assets	1,831	1,276
Merchant account deposits and other	514	765
Total assets	$86,614	$96,710

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$4,760	$3,174
Accrued expenses and other	5,614	4,749
Income taxes payable	212	1,924
Deferred revenue, current portion	32,859	30,298
Note payable, current portion	64	-
Total current liabilities	43,509	40,145

Deferred revenue, net of current portion	10,332	12,157
Note payable, net of current portion	115	-
Other	183	-
Total liabilities	54,139	52,302

Stockholders' equity:
Preferred stock, par value $0.001 per share - authorized 5,000,000 shares; none issued	-	-
Common stock, par value $0.001 per share - authorized 100,000,000 shares; 11,304,410 shares outstanding as of June 30, 2008 and 12,106,707 shares outstanding as of June 30, 2007	11	12
Additional paid-in capital	53,315	68,190
Accumulated deficit	(20,851)	(23,794)
Total stockholders' equity	32,475	44,408

Total Liabilities and Stockholders' Equity	$86,614	$96,710

iMERGENT, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2008	2007	2008	2007

Revenues:
Product and other	$22,492	$34,825	$97,141	$125,552
Commission and other	6,621	9,472	30,907	26,065
Total revenues	29,113	44,297	128,048	151,617

Operating expenses:
Cost of product and other revenues	7,433	13,462	38,155	46,997
Selling and marketing	16,110	19,086	69,787	66,744
General and administrative	5,474	5,228	21,246	17,203
Research and development	534	385	2,113	1,243
Total operating expenses	29,551	38,161	131,301	132,187

Income (loss) from operations	(438)	6,136	(3,253)	19,430

Other income (expense):
Interest income	1,991	2,248	8,858	7,079
Interest expense	(2)	-	(3)	(3)
Other income (expense), net	182	250	579	181
Total other income, net	2,171	2,498	9,434	7,257

Income before income tax benefit	1,733	8,634	6,181	26,687

Income tax (provision)	(1,179)	(3,361)	(3,039)	(2,686)

Net income	$554	$5,273	$3,142	$24,001

Net income per common share:
Basic	$0.05	$0.43	$0.27	$1.94
Diluted	$0.05	$0.41	$0.26	$1.87

Dividends per common share:	$0.11	$0.10	$0.44	$0.20
Weighted average common shares outstanding:
Basic	11,293,998	12,255,716	11,676,188	12,344,306
Diluted	11,439,503	12,741,282	11,857,808	12,829,873

iMERGENT, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Dollars in thousands)

	Year Ended June 30,
Increase (decrease) in cash and cash equivalents	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,142	$24,001
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,196	620
Expense for stock options issued to employees	1,902	2,035
Expense for stock options issued to consultants	-	34
Changes in assets and liabilities:
Trade receivables	342	(17,983)
Inventories	(200)	(276)
Income taxes receivable	(498)	(295)
Prepaid expenses and other	307	(1,417)
Merchant account deposits and other	251	235
Deferred income tax assets	2,460	(760)
Other long-term liabilities	(16)	-
Accounts payable, accrued expenses and other liabilities	2,451	1,086
Deferred revenue	736	13,698
Income taxes payable	(1,712)	1,576
Net cash provided by operating activities	10,361	22,554

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(604)	(1,710)
Issuance of note receivable	-	(1,000)
Repayment of note receivable	167	-
Purchase of intangible assets	-	(1,276)
Acquisition of available-for-sale securities	(3,800)	-
Net cash used in investing activities	(4,237)	(3,986)

CASH FLOWS FROM FINANCING ACTIVITIES
Repurchase of common stock	(12,581)	(13,745)
Proceeds from exercise of stock options and related tax benefit	916	4,546
Principal payments on capital lease obligations	-	(91)
Principal payments on note payable	(21)	-
Dividend payments	(5,113)	(2,442)
Net cash used in financing activities	(16,799)	(11,732)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(10,675)	6,836

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	36,859	30,023

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	$26,184	$36,859

NON-GAAP MEASURES

Net Dollar Volume of Contracts Written

Sales of products purchased by customers under extended payment term arrangements are deferred and recognized as revenue as cash payments are received from customers, typically over two years. Furthermore, because of the inconsistency in the number of workshops conducted during the last three business days during each fiscal quarter and due to the fact that revenue is not recognized for sales at workshops conducted during the last three business days of each fiscal quarter, management believes that the Net Dollar Volume of Contracts Written is a relevant metric to understand the operations of the Company. Net Dollar Volume of Contracts Written represents the gross dollar amount of contracts executed during the period less estimates for bad debts, and estimates for customer returns. Net Dollar Volume of Contracts Written is not equivalent to revenue recognized in accordance with US GAAP. In contrast, revenue recognized in accordance with US GAAP represents cash contracts written net of estimated customer returns plus actual cash collections on financed contracts. Actual collections on financed contracts and the amount of customer returns may differ materially from original estimates. However, the Company has several years of experience with the financing arrangements and products and services offered to its customers. Consequently, management believes it has a reasonable basis for its estimates.

Management uses this non-GAAP measure to evaluate the results of the Company’s operations because Net Dollar Volume of Contracts Written is the primary factor that influences cost of revenue and selling and marketing expenses, which are typically recognized at the time the contract is written but no later than the expiration of the customer’s three-day cancellation period. Consequently, management prepares its operating budgets and measures the Company’s operating performance based upon the Net Dollar Volume of Contracts Written during the period.

Certain Costs of Revenue and Selling and Marketing Expenses

The Company recognizes sales commissions and software royalties as costs of revenue at the time the related sales are deemed final, i.e. upon expiration of the customers’ three-day cancellation period in accordance with U.S. GAAP. Additionally, the Company recognizes direct-response advertising costs as selling and marketing expenses in accordance with SOP 93-7 as the related cash sales are recognized as revenues.

The Company conducted 15 workshops during the last three business days of June 2008. Consequently, $827,000 of cash sales were deferred and recognized in July 2008. Additionally, the related costs of revenue totaling $174,000 and the related selling and marketing expenses totaling $617,000 were recognized in July 2008.

The Company conducted 12 workshops during the last three business days of March 2008. Consequently, $824,000 of cash sales were deferred and recognized in April 2008. Additionally, the related costs of revenue totaling $173,000 and the related selling and marketing expenses totaling $414,000 were recognized in April 2008.

The Company conducted 13 workshops during the last three business days of June 2007. Consequently, $804,000 of cash sales were deferred and recognized in July 2007. Additionally, the related costs of revenue totaling $167,000 and the related selling and marketing expenses totaling $386,000 were recognized in July 2007.

The Company conducted 23 workshops during the last three business days of March 2007. Consequently, $2,258,000 of cash sales were deferred and recognized in April 2007. Additionally, the related costs of revenue totaling $395,000 and the related selling and marketing expenses totaling $547,000 were recognized in April 2007.

The Company conducted 2 workshops during the last three business days of June 2006. Consequently, $54,000 of cash sales were deferred and recognized in July 2006. Related costs of revenue and selling and marketing expense were not significant for these two events.

Reconciliation of Net Dollar Volume of Contracts Written

The following table summarizes the activity within deferred revenue and the Net Dollar Volume of Contracts Written for the three months and year ended June 30, 2008 and 2007, and reconciles the Net Dollar Volume of Contracts Written with US GAAP revenue as reported in the Company’s financial statements.

	Three Months Ended June 30,
	2008	2007
	(in thousands)
Deferred revenue, beginning of period	$43,923	$40,552
Add: Cash product sales during the last three business days of current quarter	827	804
Less: Cash product sales during the last three business days of prior quarter	(824)	(2,558)
Remaining net change in deferred revenue	(735)	3,657
Deferred revenue, end of period	$43,191	$42,455

	2008	2007
Total revenue recognized in financial statements in accordance with US GAAP	$29,113	$44,297
Add: Cash product sales during the last three business days of current quarter	827	804
Less: Cash product sales during the last three business days of prior quarter	(824)	(2,558)
Remaining net change in deferred revenue	(735)	3,657
Net Dollar Volume of Contracts Written, non-GAAP	$28,381	$46,200

	Year Ended June 30,
	2008	2007
	(in thousands)
Deferred revenue, beginning of period	$42,455	$28,757
Add: Cash product sales during the last three business days of current year	827	804
Less: Cash product sales during the last three business days of prior year	(804)	(54)
Remaining net change in deferred revenue	713	12,948
Deferred revenue, end of period	$43,191	$42,455

	2008	2007
Total revenue recognized in financial statements in accordance with US GAAP	$128,048	$151,617
Add: Cash product sales during the last three business days of current year	827	804
Less: Cash product sales during the last three business days of prior year	(804)	(54)
Remaining net change in deferred revenue	713	12,948
Net Dollar Volume of Contracts Written, non-GAAP	$128,784	$165,315

CONTACT:
iMergent, Inc.
Company Contact:
Robert Lewis, 801-431-4695 (CFO)
investor_relations@imergentinc.com
or
Lippert/Heilshorn & Associates
Investor Relations Contact:
Becky Herrick, 415-433-3777
bherrick@lhai.com